FOR:	Consolidated Graphics, Inc.
CONTACT:	Joe R. Davis Chief Executive Officer Consolidated Graphics, Inc. (713) 787-0977

ChristineMohrmann/Alexandra Tramont

FD

(212) 850-5600

For Immediate Release

CONSOLIDATED GRAPHICS COMPLETES
ACQUISITION OF THE CYRIL-SCOTT COMPANY

HOUSTON, TEXAS – December 28, 2007 — Consolidated Graphics, Inc. (NYSE: CGX) announced today that it has completed the previously announced acquisition of The Cyril-Scott Company in Lancaster, Ohio. Terms of the transaction were not disclosed.

Commenting on the announcement, Joe R. Davis, Chairman and Chief Executive Officer of Consolidated Graphics, Inc., stated, “We are extremely pleased to complete our acquisition of The Cyril-Scott Company, one of the most innovative and creative companies in our industry, and a strategic acquisition that expands our geographic footprint and brings with it new solutions we can offer our customers. I look forward to working with Mac McClelland who will continue as Chairman of Cyril-Scott.”

Also commenting on the announcement, Mac McClelland said, “I am pleased to become a part of another innovative and creative company like Consolidated Graphics. I knew they were the right partner for us because of their ability to continue to invest in the business and provide the strongest platform for our employees and future growth.”

Trent Cunningham, Group Vice President of Consolidated Graphics and interim President of The Cyril-Scott Company, added, “The Cyril-Scott Company is poised for impressive growth because Consolidated Graphics’ 650 salespeople are eager to offer their current customers Cyril-Scott’s unique in-line finishing capabilities across their 19 web presses.”

Consolidated Graphics (CGX), headquartered in Houston, Texas, is one of North America’s leading general commercial printing companies. With 68 printing facilities strategically located across 27 states and Canada, CGX offers an unmatched geographic footprint with extensive capabilities supported by an unparalleled level of convenience, efficiency and service. With locations in or near virtually every major U.S. market, as well as Toronto, CGX offers highly responsive service and convenient access to a vast capabilities network through a single point of contact at the local level.

CGX has the largest and most technologically advanced sheetfed printing capability in North America, a sizeable and strategically important web printing capability, industry-leading digital printing services, a rapidly growing number of fulfillment centers and proprietary Internet-based technology solutions. CGX offers the unique ability to respond to all printing-related needs no matter how large, small, specialized or complex. For more information, visit the Consolidated Graphics Web site at www.cgx.com.

This press release contains forward-looking statements, which involve known and unknown risks, uncertainties or other factors that could cause actual results to materially differ from the results, performance or other expectations implied by these forward-looking statements. Consolidated Graphics’ expectations regarding future sales and profitability assume, among other things, stability in the economy and reasonable growth in the demand for its products, the continued availability of raw materials at affordable prices, retention of its key management and operating personnel, as well as other factors detailed in Consolidated Graphics’ filings with the Securities and Exchange Commission. The forward-looking statements, assumptions and factors stated or referred to in this press release are based on information available to Consolidated Graphics’ today. Consolidated Graphics expressly disclaims any duty to provide updates to the forward-looking statements, assumptions and other factors after the day of this release to reflect the occurrence of events or circumstances or changes in expectations.

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